EXHIBIT 12

                            ROHM AND HAAS COMPANY
                              AND SUBSIDIARIES


              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (MILLIONS OF DOLLARS)

                                        PRO FORMA
                         NINE MONTHS   NINE MONTHS
                            ENDED         ENDED                         YEAR ENDED DECEMBER 31,
                          SEPTEMBER     SEPTEMBER    PRO FORMA   --------------------------------------
                           30, 1999      30, 1999      1998       1998    1997    1996    1995    1994
                        ------------   -----------   ---------   ------  ------  ------  ------  ------
Earnings before income
  taxes                   $  320        $  345         $596      $  680  $  611  $  530  $  441  $  407
Fixed charges                121           255          351          64      71      75      84      82
Capitalized interest
  adjustment                   4             4            5           5       3      (1)     (5)     (2)
Undistributed earnings
  adjustment                   1            (2)           1           1     (11)     12      (3)     (2)
                        ------------   -----------   ---------   ------  ------  ------  ------  ------
    Earnings              $  446        $  602         $953      $  750  $  674  $  616  $  517  $  485
                        ------------   -----------   ---------   ------  ------  ------  ------  ------
Ratio of earnings to
  fixed charges              3.7           2.4          2.7        11.7     9.5     8.2     6.2     5.9
                        ------------   -----------   ---------   ------  ------  ------  ------  ------


Note: Earnings consist of earnings before income taxes and fixed charges after eliminating undistributed earnings (losses) of affiliates and capitalized interest net of amortization of previously capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortization of debt discount and expense on all indebtedness, plus one-third of rent expense deemed to represent an interest factor.